Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Inspire Medical Systems, Inc. Amended and Restated 2018 Incentive Award Plan (the “A&R Plan”) of our reports dated December 31, 2025, with respect to the consolidated financial statements of Inspire Medical Systems, Inc. and the effectiveness of internal control over financial reporting of Inspire Medical Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
May 7, 2026